Contact Information:

   United Financial Mortgage Corp.              Coffin Communications Group
   600 Enterprise Drive, Suite 206              15300 Ventura Blvd Suite 303
   Oak Brook, IL 60523                          Sherman Oaks, CA 91403
   Attn.: Steve Khoshabe, CFO                   Attn.:  William F. Coffin, CEO
   Phone: (630) 571-7222                        Phone:  (818) 789-0100
   Fax: (630) 571-2623                          Fax: (818) 789-1152

   ***FOR IMMEDIATE RELEASE***

     United Financial Mortgage Corp. Signs Letter of Intent to Acquire
                   First Guaranty Financial Corporation

          Company set to acquire Santa Ana-based mortgage lender

   Oak Brook, Illinois, March 14, 2001 - United Financial Mortgage Corp. (CHX: UFM) ("UFM" or "The Company"), today announced it has signed a letter of intent to acquire privately held First Guaranty Financial Corporation ("FGFC"), a Santa Ana, California-based mortgage lender. Terms were not disclosed.

   FGFC originates residential loans through both wholesale and retail production efforts. The proposed transaction, which is subject to due diligence and board approvals, is expected to increase UFM's loan volume by almost $30 million per month and is scheduled to close in April 2001.

   Commenting on the proposed transaction, Joseph Khoshabe, CEO of UFMC, said, "The acquisition of FGFC fits precisely with our growth strategy of increasing our loan volume. As our industry continues to evolve, we are determined to maintain our position at the forefront of providing innovative, nationwide, mortgage banking services. We believe that this key acquisition along with an increase in the number of our Branch Offices will provide added distribution of the innovative products and services we have to offer."

   About United Financial Mortgage Corp.
   United Financial Mortgage Corp. is a national mortgage banker principally engaged in originating retail and wholesale mortgages for single family residences of one to four units. The Company is headquartered in Oak Brook, IL., and has regional offices in several other states. The Company's web site (www.ufmc.com) allows consumers to get information on the many different types of mortgage loans offered by the Company, calculate mortgage payments, and apply online for a mortgage.

   This press release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the statements contained herein. Such risks and uncertainties include, but are not limited to, changes in the performance of the financial markets, changes in the demand for and market acceptance of the Company's products, changes in the mortgage lending industry or changes in general economic conditions, including interest rates, the impact of competition, changes in the value of real estate, the ability to maintain and increase sources of funding, and other risks disclosed from time to time in the Company's SEC reports and filings.